Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Funds of our reports dated March 26, 2021 relating to the financial statements and financial highlights, which appear in American Beacon Continuous Capital Emerging Markets Fund's, American Beacon Frontier Markets Income Fund's, and American Beacon NIS Core Plus Bond Fund's (three of the series constituting American Beacon Funds) Annual Report on Form N-CSR for the periods ended January 31, 2021. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Other Service Providers”, "Financial Statements" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 27, 2021